As Filed with the Securities and Exchange Commission on March 29, 2001
                                                             File No. 333-______
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ----------------

                         E-NET FINANCIAL.COM CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                  Nevada                                  84-1273503
      ------------------------------                 -------------------
     (State or Other Jurisdiction of                (IRS Employer ID No.)
      Incorporation or Organization)

                         3200 BRISTOL STREET, SUITE 700
                          COSTA MESA, CALIFORNIA 92626
                     --------------------------------------
                    (Address of Principal Executive Offices)

                                ----------------

                          2000 Stock Compensation Plan
                            (Full Title of the Plan)

                                ----------------

                         VINCENT RINEHART, PRESIDENT&CEO
                           E-NET FINANCIAL CORPORATION
                         3200 BRISTOL STREET, SUITE 700
                          COSTA MESA, CALIFORNIA 92626
                      ------------------------------------
                     (Name and Address of Agent for Service)

                                 (714) 866-2100
           -----------------------------------------------------------
          (Telephone Number, Including Area Code, of Agent for Service)


                         CALCULATION OF REGISTRATION FEE
================================================================================
                                     PROPOSED         PROPOSED
TITLE OF SECURITIES      AMOUNT       MAXIMUM         MAXIMUM        AMOUNT OF
     TO BE               TO BE     OFFERING PRICE    AGGREGATE      REGISTRATION
   REGISTERED          REGISTERED     PER SHARE    OFFERING PRICE       FEE
--------------------------------------------------------------------------------
Common Stock.........  2,000,000       $0.20(1)     $400,000.00        $100.00

TOTAL................  2,000,000       $0.20(1)     $400,000.00        $100.00
================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933, as amended and based upon an average of the high and low prices reported on the Nasdaq Over The Counter Bulletin Board on March 27, 2001.

================================================================================

EXPLANATORY NOTE

     E-Net Financial.Com Corporation ("E-Net") files this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register an additional 2,000,000 shares of stock, $.001 par value, to be issued to certain selling shareholders that are employees or consultants who have been issued shares of E-Net's common stock pursuant to the company's stock compensation plan. The Registrant has previously filed registration statements on Form S-8 to register an initial 1,000,000 shares of stock and an additional 2,000,000 shares of stock and those registration statements, as amended, Commission File Nos. 0-24512, 333-51108, 333-54920 and 333-95407, are incorporated herein by reference.

     Under cover of this Form S-8 is a Reoffer Prospectus that E-Net has prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 2,000,000 shares of common stock acquired by the selling shareholders.

                               REOFFER PROSPECTUS

                         E-NET FINANCIAL.COM CORPORATION
                         3200 BRISTOL STREET, SUITE 700
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 557-2222

                        2,000,000 SHARES OF COMMON STOCK

     The shares of common stock, $.001 par value, of E-Net Financial.Com Corporation ("E-Net" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to the Company's 2000 Stock Compensation Program for employment or consulting services that the Selling Shareholders provided to E-Net.

     The sales may occur in transactions on the Nasdaq over-the-counter market at prevailing market prices or in negotiated transactions. E-Net will not receive proceeds from any of the sale of the Shares. E-Net is paying for the expenses incurred in registering the Shares.

     The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public through compliance with Rule 144. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

     E-Net's common stock is currently traded on the Nasdaq Over-the-Counter Bulletin Board under the symbol "ENNT." The common stock is also listed on the Berlin Stock Exchange under the symbol "ENNT.DE."

                            -------------------------

     This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 12. Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our future plans, objectives, expectations and intentions. In evaluating these statements, you should consider the various factors identified in "Risk Factors" section contained herein, which identify important considerations that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements speak only as of the date the statement is made, and the forward-looking information and statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

                                 March 28, 2001

                                TABLE OF CONTENTS




Where You Can Find More Information.......................................  4
Incorporated Documents....................................................  4
The Company...............................................................  5
Risk Factors.............................................................. 12
Use of Proceeds........................................................... 19
Selling Shareholders...................................................... 19
Plan of Distribution...................................................... 20
Legal Matters............................................................. 20


     You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

     We are required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at: (i) 450 Fifth Street, N.W., Washington, D. C. 20549; and (ii) Seven World Trade Center, 13th Floor, New York, N.Y. 10048. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov)


INCORPORATED DOCUMENTS

     The SEC allows us to "incorporate by reference" information into this Reoffer Prospectus, which means that E-Net can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus. The following documents previously filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (a) Our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2000;

     (b) Our Quarterly Reports on Form 10-QSB for the fiscal quarters ended July 31, 2000 ,October 31 2000 and January 31, 2001.; and

     (c) Our Reports on Form 8-K dated March 5, 1999, January 27, 2000, February 25, 2000, March 8, 2000, March 31, 2000 and April 19, 2000, as later amended; and

     (d) Our Registration Statement on Form S-1 as filed with the Commission On August 4, 2000 and amended on March 15, 2001 (File No. 333-43134); and

     (e) All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

     We will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to Investors Relations at our executive offices, located at 3200 Bristol Street, Suite 700, Costa Mesa, California 92626. Our telephone number is (714) 866-2100. Our corporate Web site address is http://www.e-netfinancial.com.

                                   THE COMPANY

General

     E-Net Financial Corporation, f/k/a E-Net Corporation and Suarro Communications, Inc. (the "Company") was incorporated on August 18, 1988, under the laws of the State of Nevada to engage in any lawful corporate undertaking. On July 11, 1994 we submitted our Form 10-SB to the Securities and Exchange Commission, which was declared effective on December 22, 1994, at which time we became a reporting company under Section 12(g) of the 1934 Securities and Exchange Act. On August 16, 1996 the we changed our name to Suarro Communications, Inc., and on February 12, 1999 and May 12, 1999, respectively, we changed our name to E-Net Corporation and E-Net Financial Corporation. More recently, we changed our name to E-Net. Com Corporation on January 18, 2000, and most recently, effective February 2, 2000, we changed our name to E-Net Financial.Com Corporation.

Change in Control

     Effective March 1, 1999 we acquired E-Net Mortgage Corporation, a Nevada Corporation, and City Pacific International, U.S.A., Inc., a Nevada corporation (currently known as "VPNCOM.NET"), in exchange for 2,500,000 restricted shares of common stock of the Company (allocated 2 million shares for the mortgage company and 500,000 shares for City Pacific). Pursuant to the Share Exchange Agreement and Plan of Reorganization dated March 1, 1999, we issued these shares in exchange for all of the issued and outstanding shares of both entities. E-Net Mortgage and City Pacific were then operated as our wholly owned subsidiaries. Members of our Board of Directors prior to the acquisitions resigned and a new set of directors and officers was elected.

Recent Activities

     On November 29, 1999, we issued Paul Stevens 250,000 shares of our common stock in exchange for Mr. Stevens' transfer to us of 500,000 shares of common stock of EMB Corporation ("EMB") that he owned (the "Stevens' EMB Shares"). On December 21, 1999, and in connection with that exchange, we entered into agreements with Digital Integrated Systems, Inc. ("DIS"), and EMB to acquire their respective 50% interests in VPN.COM JV Partners, a Nevada joint venture ("VPN Partners") involved in vertically integrated communications systems. In consideration of the purchase of the interests, we issued our one-year promissory note to DIS in the amount of $145,000 (the "DIS Note") and tendered to EMB the Stevens' EMB Shares. At the time of such transactions, Mr. Stevens was the sole owner of DIS and the President and Chief Executive Officer of VPN Partners. Upon the closing of the acquisitions, VPN Partners was integrated with VPNCOM.NET.

     On March 1, 2000, we sold VPNCOM.NET to E. G. Marchi, its President. The sales consideration consisted of his 30-day promissory note in the principal amount of $250,000 (paid in full on April 15, 2000), the assumption of the DIS Note, and the return of 250,000 shares of our common stock owned by Mr. Marchi.

     On January 12, 2000, as revised on April 12, 2000, we entered into an agreement (the "Amended and Restated Purchase Agreement") with EMB to acquire two of its wholly owned subsidiaries, i.e., American Residential Funding, Inc., a Nevada corporation ("AMRES"), and Bravo Real Estate, Inc., a California corporation ("Brave Real Estate"). We also acquired all of EMB's rights to acquire Titus Real Estate LLC, a California limited liability company ("Titus")from its record owners. Titus is the management company for Titus Capital Corp., Inc., a California real estate investment trust (the "Titus REIT").

     On April 12, 2000, we acquired AMRES and Bravo Real Estate. Pursuant to the Amended and Restated Purchase Agreement, we issued 7.5 million shares of Common Stock to EMB, paid $1,595,000, and issued our promissory note in the initial amount of $2,405,000, and AMRES and Bravo Real Estate became our wholly owned subsidiaries. As of January 29, 2001, the remaining principal balance of the promissory note was $1,066,022.

     On February 11, 2000, we executed a Membership Interest purchase agreement (the "Titus Purchase Agreement") for the acquisition of Titus and issued 100,000 shares of our Class B Convertible Preferred Stock (the "B Preferred") to AMRES Holdings LLC ("AMRES Holdings"), a company controlled by Vincent Rinehart, and 300,000 shares of our common stock to Scott A. Presta, in their capacities as the owner-members of Titus. Upon closing, Titus became our wholly owned subsidiary.

     On April 12, 2000, in accordance the provisions of the Certificate of Designations, Preferences and Rights of Class B Convertible Preferred Stock, AMRES Holdings demanded that its B Preferred be repurchased by the Company for an aggregate of one million dollars. On April 20, 2000, the Company, AMRES Holdings, and Mr. Presta amended the Titus Purchase Agreement to provide for a potential return of certain of the Company's capital stock issued to AMRES Holdings and Mr. Presta upon the occurrence of certain events. See Note 3 to the Audited Consolidated Financial Statements for the ten months ended April 30, 2000, the year ended June 30, 1999 and the period from Inception to June 30, 1998 for further discussion.

     On April 12, 2000, James E. Shipley was elected Chairman of our Board of Directors of the Company and Vincent Rinehart was elected a Director, President, and Chief Executive Officer. Mr. Rinehart also serves as President of AMRES and Bravo Real Estate and an executive officer and director of Titus. On May 24, 2000, Michael Roth and Jean Oliver, the sole remaining officers and directors of prior management, resigned their remaining positions. On that date, Mr. Presta, an executive officer and director of Titus, was elected a Director and Secretary and James M. Cunningham, President of LoanNet Mortgage, Inc., a Kentucky corporation ("LoanNet"), was elected a Director. On June 26, 2000, Kevin Gadawski, an independent consultant, was elected our Acting Chief Financial Officer.

     On February 14, 2000, we acquired all of the common stock of LoanNet , a mortgage broker with offices in Kentucky and Indiana. Pursuant to the Stock Purchase Agreement, dated February 14, 2000, we issued 250,000 shares of our Common Stock to the selling shareholders of LoanNet, which became our subsidiary. As of the closing of the transaction, LoanNet also had 400 shares outstanding of 8% non-cumulative, non-convertible preferred stock, the ownership of which has not changed. The preferred stock is redeemable for $100,000. During the third quarter of the current fiscal year, the officers of LoanNet determined it was necessary to close all three LoanNet offices. Based on our understanding that they have no intentions of reopening these offices, we recorded a charge of $1,985,011 during the third quarter for the permanent impairment of goodwill related to the LoanNet transaction.

     On March 17, 2000, we acquired all of the common stock of ExpiDoc.com, Inc., a California corporation ("ExpiDoc"). ExpiDoc is an Internet-based, nationwide notary service, with over 6,500 affiliated notaries, that provides document signing services for various mortgage companies. Pursuant to the Stock Purchase Agreement, dated February 14, 2000, we issued 24,000 shares of our common stock to the selling shareholders of ExpiDoc, which became our wholly owned subsidiary. As of the closing of the acquisition, we entered into management and consulting agreements with ExpiDoc's owners and management, including Messrs. Rinehart and Presta.

Operations as a Residential Mortgage Lender (E-Net Mortgage)

     General

     Through our wholly owned subsidiary, E-Net Mortgage, we have since 1999, engaged in business as a retail mortgage broker. However, E-Net Mortgage was not capitalized to the level that permitted it to expand its operations outside of its offices in San Jose, and Costa Mesa, California, and Las Vegas, Nevada. With the pending acquisition of AMRES, E-Net Mortgage stopped conducting business in the fourth quarter of the fiscal year ended April 30, 2000. With the completion of the acquisition of AMRES, AMRES has become the principal operating mortgage subsidiary of the Company. It is the intent of the Company for AMRES to operate primarily as a mortgage banker and mortgage broker through an expansion of its existing company-owned and Net Branch operations. In addition, LoanNet will operate as a retail mortgage broker in the central and southern regions of the United States.

     Loan Standards

     Mortgage loans made by AMRES or LoanNet are loans with fixed or adjustable rates of interest, secured by first mortgages, deeds of trust or security deeds on residential properties with original principal balances that, generally, do not exceed 95% of the value of the mortgaged properties, unless such loans are FHA-insured or VA-guaranteed. Generally, each mortgage loan having a loan-to-value ratio, as of the date of the loan, in excess of 80%, or which is secured by a second or vacation home, will be covered by a Mortgage Insurance Policy, FHA Insurance Policy or VA Guaranty insuring against default of all or a specified portion of the principal amount thereof.

     The mortgage loans are "one- to four-family" mortgage loans, which means permanent loans (as opposed to construction or land development loans) secured by mortgages on non-farm properties, including attached or detached single-family or second/vacation homes, one- to four-family primary residences and condominiums or other attached dwelling units, including individual condominiums, row houses, townhouses and other separate dwelling units even when located in buildings containing five or more such units. Each mortgage loan must be secured by an owner occupied primary residence or second/vacation home, or by a non-owner occupied residence. The mortgaged property may not be a mobile home.

     In general, no mortgage loan is expected to have an original principal balance less than $30,000. While most loans will be less than $700,000, loans of up to $1,000,000 may be funded through their own wholesale credit lines or by brokering such loans to unaffiliated third-party mortgage lenders. Fixed rate mortgage loans must be repayable in equal monthly installments which reduce the principal balance of the loans to zero at the end of the term.

     Credit, Appraisal and Underwriting Standards

     Each mortgage loan must (i) be an FHA-insured or VA-guaranteed loan meeting the credit and underwriting requirements of such agency, or (ii) meet the credit, appraisal and underwriting standards established by us. For certain mortgage loans which may be subject to a mortgage pool insurance policy, we may delegate to the issuer of the mortgage pool insurance policy the responsibility of underwriting such mortgage loans, in accordance with our credit appraisal and underwriting standards. In addition, we may delegate to one or more lenders the responsibility of underwriting mortgage loans offered to us by such lenders, in accordance with our credit, appraisal and underwriting loans.

     Our underwriting standards are intended to evaluate the prospective mortgagor's credit standing and repayment ability, and the value and adequacy of the proposed mortgaged property as collateral. In the loan application process, prospective mortgagors will be required to provide information regarding such factors as their assets, liabilities, income, credit history, employment history and other related items. Each prospective mortgagor will also provide an authorization to apply for a credit report which summarizes the mortgagor's credit history. With respect to establishing the prospective mortgagor's ability to make timely payments, we will require evidence regarding the mortgagor's employment and income, and of the amount of deposits made to financial institutions where the mortgagor maintains demand or savings accounts. In some instances, we may make mortgage loans under a Limited Documentation Origination Program. For a mortgage loan to qualify for the Limited Documentation Origination Program, the prospective mortgagor must have a good credit history and be financially capable of making a larger cash down payment in a purchase, or be willing to finance less of the appraised value, in a refinancing, than we would otherwise require. Currently, only mortgage loans with certain loan-to-value ratios will qualify for the Limited Documentation Origination Program. If the mortgage loan qualifies, we waive some of its documentation requirements and eliminate verification of income and employment for the prospective mortgagor. The Limited Documentation Origination Program has been implemented relatively recently and accordingly its impact, if any, on the rates of delinquencies and losses experienced on the mortgage loans so originated cannot be determined at this time.

     Our underwriting standards generally follow guidelines acceptable to FNMA ("Fannie Mae") and FHLMC ("Freddie Mac"). Our underwriting policies may be varied in appropriate cases. In determining the adequacy of the property as collateral, an independent appraisal is made of each property considered for financing. The appraiser is required to inspect the property and verify that it is in good condition and that construction, if new, has been completed. The appraisal is based on the appraiser's judgment of values, giving appropriate weight to both the market value of comparable homes and the cost of replacing the property.

     Certain states where the mortgaged properties may be located are "anti-deficiency" states, where, in general, lenders providing credit on one to four-family properties must look solely to the property for repayment in the event of foreclosure. See "Certain Legal Aspects of the Mortgage Loans-Anti-Deficiency Legislation and Other Limitations on Lenders". Our underwriting standards in all states (including anti-deficiency states) require that the underwriting officers be satisfied that the value of the property being financed, as indicated by the independent appraisal, currently supports and is anticipated to support in the future the outstanding loan balance, and provides sufficient value to mitigate the effects of adverse shifts in real estate values.

     Each mortgage broker agrees to indemnify us against any loss or liability incurred by us on account of any breach of any representation or warranty made by the borrower, any failure to disclose any matter that makes any such representation and warranty misleading, or any inaccuracy in information furnished by our borrower. Upon the breach of any misrepresentation or warranty made by a borrower, we may require the mortgage broker to repurchase the related mortgage loan.

     Title Insurance Policies

     We will usually require that, at the time of the origination of the mortgage loans and continuously thereafter, a title insurance policy be in effect on each of the mortgaged properties and that such title insurance policy contain no coverage exceptions, except those permitted pursuant to the guidelines established by FNMA.

Certain Legal Aspects of Mortgage Loans

     General

     The mortgages originated by us and our licensed affiliates are either mortgages or deeds of trust, depending upon the prevailing practice in the state in which the property subject to a mortgage loan is located. A mortgage creates a lien upon the real property encumbered by the mortgage. It does not, generally, have priority over liens for real estate taxes and assessments. Priority between mortgages depends on their terms and generally on the order of filing with a state or county office. There are two parties to a mortgage, the mortgagor, who is the borrower and homeowner (the "Mortgagor"), and the mortgagee, who is the lender. Under the mortgage instrument, the Mortgagor delivers to the mortgagee a note or bond and the mortgage. Although a deed of trust is similar to a mortgage, a deed of trust formally has three parties, the borrower-homeowner called the trustor (similar to a Mortgagor), a lender (similar to a mortgagee) called the beneficiary, and a third-party grantee called the Trustee. Under a deed of trust, the borrower grants the property, irrevocably until the debt is paid, in trust, generally with a power of sale, to the Trustee to secure payment of the obligation. The Trustee's authority under a deed of trust and the mortgagee's authority under a mortgage are governed by law, the express provisions of the deed of trust or mortgage, and, in some cases, the directions of the beneficiary.

     Foreclosure

     Foreclosure of a deed of trust is generally accomplished by a non-judicial Trustee's sale under a specific provision in the deed of trust which authorizes the Trustee to sell the property to a third party upon any default by the borrower under the terms of the note or deed of trust. In some states, the Trustee must record a notice of default and send a copy to the borrower-trustor and to any person who has recorded a requests for a copy of a notice of default and notice of sale. In addition, the Trustee must provide notice in some states to any other individual having an interest in the real property, including any "junior lienholders". The borrower, or any other person having a junior encumbrance on the real estate, may, during a reinstatement period, cure the default by paying the entire amount in arrears, plus the costs and expenses incurred in enforcing the obligation. Generally, state laws require that a copy of the notice of sale be posted on the property and sent to all parties having an interest in the real property.

     Foreclosure of a mortgage is generally accomplished by judicial action. The action is initiated by the service of legal pleadings upon all parties having an interest in the real property. Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties. Judicial foreclosure proceedings are often not contested by any of the parties. However, even when the mortgagee's right to foreclose is contested, the court generally issues a judgment of foreclosure and appoints a referee or other court officer to conduct the sale of the property.

     In the case of foreclosure under either a mortgage or a deed of trust, the sale by the referee or other designated officer or by the Trustee is a public sale. However, because of the difficulty a potential buyer at the sale would have in determining the exact status of title and because the physical condition of the property may have deteriorated during the foreclosure proceedings, it is uncommon for a third party to purchase the property at the foreclosure sale. Rather, it is common for the lender to purchase the property from the Trustee or referee for an amount equal to the principal amount of the mortgage or deed of trust, accrued and unpaid interest and the expense of foreclosure. Thereafter, the lender will assume the burdens of ownership, including obtaining casualty insurance and making such repairs at its own expense as are necessary to render the property suitable for sale. The lender will commonly obtain the services of a real estate broker and pay the broker's commission in connection with the sale of the property. Depending upon market conditions, the ultimate proceeds of the property may not equal the lender's investment in the property. Any loss may be reduced by the receipt of any mortgage insurance proceeds.

     Rights of Redemption

     In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to "redeem" the property from the foreclosure sale. In some states, redemption may occur only upon a payment of the entire principal balance of the loan, accrued interest and expenses of foreclosure. In other states, redemption may be authorized if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property. The rights of redemption would defeat the title of any purchaser from the lender subsequent to foreclosure or sale under a deed of trust. Consequently, the practical effort of the redemption right is to force the lender to retain the property and pay the expenses of ownership until the redemption period has expired.

     Anti-Deficiency Legislation and Other Limitations on Lenders

     Certain states have imposed statutory prohibitions which limit the remedies of a beneficiary under a deed of trust or a mortgage. In some states, statutes limit the right of the beneficiary or mortgagee to obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust. A deficiency judgment would be a personal judgment against the former borrower equal in most cases to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes require the beneficiary or mortgagee to exhaust the security afforded under a deed of trust or mortgage by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the borrower. Finally, other statutory provisions limit any deficiency judgment against the former borrower following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale. The purpose of these statutes is generally to prevent a beneficiary or a mortgagee from obtaining a large deficiency judgment against the former borrower as a result of low or no bids at the judicial sale.

     In addition to laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including the federal bankruptcy laws and state laws affording relief to debtors, may interfere with or affect the ability of a secured mortgage lender to realize upon collateral and/or enforce a deficiency judgment. For example, with respect to federal bankruptcy law, a court with federal bankruptcy jurisdiction may permit a debtor through his or her Chapter 11 or Chapter 13 rehabilitative plan to cure a monetary default in respect of a mortgage loan on a debtor's residence by paying arrears within a reasonable time period and reinstating the original mortgage loan payment schedule even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the residence had yet occurred) prior to the filing of a debtor's petition. Some courts with federal bankruptcy jurisdiction have approved plans based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years.

     Courts with federal bankruptcy jurisdiction have also indicated that the terms of a mortgage loan secured by property of the debtor may be modified. These courts have suggested that such modification may include reducing the amount of each monthly payment, changing the rate of interest, altering the repayment schedule, and reducing the lender's security interest to the value of the residence, thus leaving the lender a general unsecured creditor for the difference between the value of the residence and the outstanding balance of the loan.

     The Internal Revenue Code of 1986, as amended, provides priority to certain tax liens over the lien of a mortgage. In addition, substantive requirements are imposed upon mortgage lenders in connection with the origination and the servicing of mortgage loans by numerous Federal and some state consumer protection laws. These laws include the federal Truth-In-Lending Act, Real Estate Settlement Procedures Act, Equal Credit Opportunity Act, Fair Credit Billing Act, Fair Credit Reporting Act, and related statutes. These federal laws impose specific statutory liabilities upon lenders who originate mortgage loans and who fail to comply with the provisions of the law. In some cases, this liability may affect assignees of the mortgage loans.

     Enforceability of Certain Provisions

     Certain of the mortgage loans contain due-on-sale clauses. These clauses permit the lender to accelerate the maturity of the loan if the borrower sells, transfer or conveys the property. The enforceability of these clauses has been the subject of legislation and litigation in many states, and in some cases the clauses have been upheld, while in other cases their enforceability has been limited or denied.

     Upon foreclosure, courts have imposed general equitable principles. These equitable principles are generally designed to relieve the borrower from the legal effect of a default under the loan documents. Examples of judicial remedies that have been fashioned include judicial requirements that the lender undertake affirmative and expensive actions to determine the causes for the borrower's default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender's judgment and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from temporary financial disability. In other cases, courts have limited the right of the lender to foreclose if the default under the mortgage instrument is not monetary, such as the borrower failing to maintain the property adequately or the borrower executing a second mortgage or deed of trust affecting the property. Finally, some courts have been faced with the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that borrowers under deeds of trust or mortgages receive notices in addition to the statutorily-prescribed minimum. For the most part, these


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cases have upheld the notice provision as being reasonable or have found that the sale by a trustee under a deed of trust, or under a mortgage having a power of sale, does not involve sufficient state action to afford constitutional protections to the borrowers.

     Applicability of Usury Laws

     Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 ("Title V"), provides that state usury limitations do not apply to certain types of residential first mortgage loans originated by certain lenders after March 31, 1980. The Federal Home Loan Bank Board is authorized to issue rules and regulations and to publish interpretations governing implementation of Title V, the statute authorizes any state to reimpose interest rate limits by adopting a law or constitutional provision which expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. As of the date hereof, certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

     Mortgage Software and Technology

     AMRES currently uses loan origination software developed by an independent third party, which is accessible by our company-owned offices and at Net Branch offices through an Intranet system. This software can quickly review the underwriting guidelines for a vast number of loan products, including those offered by Fannie Mae and Freddie Mac and select the appropriate loan product for the borrower. The software then allows the routing of pertinent information to the automated underwriting systems employed by Fannie Mae and Freddie Mac, the primary secondary-market purchasers of mortgages, and the automated systems of independent lenders such as IndyMac. Thus, in less than one hour, a borrower can receive loan approval, subject only to verification of financial information and appraisal of the subject property. The software also permits the contemporaneous ordering and review of preliminary title reports and escrow instructions.

     The AMRES Intranet system allows Net Branch offices around-the-clock access to the system. Loan officers can also access the AMRES Intranet utilizing Intel(R) Corporation's ProShare(R) video conferencing system which permits the loan officer or borrower to see and talk directly to an underwriting staff member or other individuals involved in the mortgage loan transaction.

     Customer Service and Support

     Our customer service and support organization provides Net Branch owners with on-line technical support, training, consulting and implementation services. These services consist of the following:

- Customer education and training; we offer training courses designed to meet the needs of end users, integration experts and system administrators. The Company also trains customer personnel who in turn may train end-users in larger deployments. Training classes are provided at the customers' offices or on-line with an on-line tutorial. No fees are charged the to Net Branch for these services.

- System maintenance and support; we offer telephone, electronic mail and facsimile customer support through its central technical support staff at the Company's headquarters. The Company also provides customers with product documentation and release notes that describe features in new products, known problems and workarounds, and application notes.

- Nationwide notary services; ExpiDoc is an Internet-based nationwide notary service that specializes in providing mortgage brokers with a solution to assist with the final step of the loan process: notarizing signatures of the loan documents. This is accomplished through ExpiDoc's automation of the process, its knowledgeable, experienced staff, and proprietary technology. ExpiDoc provides its clients with real-time access to the status of their documents, 24 hours a day. ExpiDoc's proprietary software executes both the front office notary coordination and the back office administration.

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Sales and Marketing

     As of March 26, 2001, we marketed and sold our mortgage banking services primarily through a direct sales force based in Costa Mesa, California. Our sales and marketing organization based at this location consisted of approximately 5 employees asof that date. We market our mortgage loan products through our four company-owned offices in Southern California and approximately 100 Net Branch offices in California, Georgia, Oklahoma, Nevada, Tennessee, Washington, Arizona and Florida. LoanNet also maintains offices in Bowling Green, Kentucky, Louisville, Kentucky and Indianapolis, Indiana. Our sales efforts to market our Net Branch opportunities are located primarily in our Costa Mesa, California headquarters office.

Employees

     As of March 26, 2001, we employed a total of 55 persons. Of the total, 2 officers and 2 employees were employed at our principal executive offices in Costa Mesa, California, all of whom were in finance and administration. There were 51 employees of our subsidiaries, of whom 36 were engaged in sales and marketing and 15 in finance and administration. None of our employees is represented by a labor union with respect to his or her employment.

Internet Presence

     We have, since our reorganization in 1999, maintained a Website on the Internet. Our corporate website underwent an update in October of 2000. The website now features direct access to our press releases and announcements, a link to stock price and investor information, and a link to public filings made with the Securities and Exchange Commission on its EDGAR database. Future upgrades are planned to provide interactive customer and investor features.

Facilities

     Our principal place of business is in Costa Mesa, California, where we lease an approximate 6,000 square foot facility for $180,000 per annum (subject to usual and customary adjustments). This location houses our corporate finance and administration functions, ExpiDoc and the Costa Mesa office of AMRES .

     AMRES leases additional facilities in the following locations: Long Beach, California (month-to-month, $3,450 per month); Menifee, California (month-to-month, $2,236 per month); Palmdale, California (month-to-month, $1,911 per month), and Riverside, California (term expiring in 2003, $2,117 per month).

     We believe that our current facilities will be adequate to meet our needs, and that we will be able to obtain additional or alternative space when and as needed on acceptable terms. We may also hold real estate for sale from time to time as a result of our foreclosure on mortgage loans that may become in default.

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                                  RISK FACTORS

In this section we highlight some of the risks associated with our business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

WE HAVE INCURRED SUBSTANTIAL OPERATING LOSSES AND OUR AUDITORS HAVE ISSUED A "GOING CONCERN" AUDIT OPINION

Our consolidated financial statements filed with the United States Securities and Exchange Commission have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Our auditors have expressed reservations in their audit letter for the fiscal year ended April 30, 2000 about our ability to continue as a going concern. As discussed in our financial statements, we have incurred significant operating losses in our most recent fiscal year and have a working capital deficit and negative tangible net worth.

YOU MAY BE UNABLE TO EFFECTIVELY EVALUATE OUR COMPANY FOR INVESTMENT PURPOSES BECAUSE OUR BUSINESSES HAVE EXISTED FOR ONLY A SHORT PERIOD OF TIME

     We began our current operations in March 1999. As a result, we have only a limited operating history upon which you may evaluate our business and prospects. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets. We had no revenues from operations prior to the acquisition of our E-Net Mortgage and VPN subsidiaries in March 1999. In addition, we had no significant assets or financial resources prior to these acquisitions. The success of the our proposed plan of operation will depend to a great extent on the operations, financial condition and management of these recently acquired subsidiaries. Our ability to integrate these subsidiaries' activities into our consolidated operations is uncertain. The success of our operations may be dependent upon numerous factors beyond our control. No person should invest in this offering unless they can afford to lose their entire investment.

OUR FUTURE REVENUES ARE UNPREDICTABLE AND OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE FROM QUARTER TO QUARTER

     Our quarterly and annual operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, some of which are outside of our control. Accordingly, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indications of future performance. Some of the factors that could cause our quarterly or annual operating results to fluctuate include market acceptance of our mortgage services and systems, business development, ability to originate and process mortgage loans, and competitive pressures.

THE MORTGAGE LENDING BUSINESS IS AFFECTED BY INTEREST RATES AND OTHER FACTORS BEYOND OUR CONTROL

     The results of our operations will be affected by various factors, many of which are beyond our control. The results of our operations will depend, among other things, on the level of net cash flows generated by our mortgage assets and the supply of and demand for mortgage loans. Our net cash flows will vary as a result of changes in interest rates, the behavior of which involves various risks and uncertainties as set forth below. Prepayment rates and interest rates depend upon the nature and terms of the mortgage assets, the geographic location of the properties securing the mortgage loans, conditions in financial markets, the fiscal and monetary policies of the United States government and the Board of Governors of the Federal Reserve System, international economic and financial conditions, competition and other factors, none of which can be predicted with any certainty. Because interest rates will significantly affect our activities, our operating results will depend, in large part, upon our ability to utilize appropriate strategies to maximize returns while attempting to minimize risks.

MORTGAGE LOANS ARE SUBJECT TO THE RISK OF DEFAULT BY BORROWERS AND CERTAIN INHERENT RISKS RELATED TO REAL ESTATE

     Mortgage loans are subject to varying degrees of risk, including the risk of a default by the borrowers on a mortgage loan, and the added responsibility on our part of foreclosing in order to protect its investment. The ability of the borrowers to make payments on non-single-family mortgage loans is highly dependent on the borrowers' ability to manage and sell, refinance or otherwise dispose of the properties and will be dependent upon all the risks generally associated with real estate investments which are beyond our control. We must rely on the experience and ability of the borrowers to manage, develop and dispose of or refinance the properties. Investing in real estate is highly competitive and is subject to numerous inherent risks, including, without limitation, changes in general or local economic conditions, neighborhood values and interest rates, limited availability of mortgage funds which may render the

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


sale or refinancing of the properties difficult, increases in real estate taxes, other operating expenses, the supply and demand for properties of the type involved, toxic and hazardous wastes, environmental considerations, zoning laws, entitlements, rent control laws, other governmental rules and fiscal policies and acts of God, such as floods, which may result in uninsured losses.

WE MAY NOT DIVERSIFY OUR PORTFOLIO OF MORTGAGE LOANS

     Our mortgage loans may be obligations of a limited number of borrowers on a limited number of properties. The lack of diversity in the type, number and geographic location of mortgage loans made could materially increase the risk of an investment in the Common Stock. IN THE EVENT WE ARE NOT SUCCESSFUL IN SECURITIZING MORTGAGE LOANS, WE WILL CONTINUE TO BEAR THE RISKS OF BORROWER DEFAULTS AND BANKRUPTCIES, FRAUD LOSSES AND SPECIAL HAZARD LOSSES.

     We may acquire and accumulate mortgage loans as part of its long-term investment strategy or until a sufficient quantity has been acquired for securitization into mortgage-backed securities. There can be no assurance that we will be successful in securitizing mortgage loans. While holding mortgage loans, we will be subject to risks of borrower defaults and bankruptcies, fraud losses and special hazard losses. In the event of any default under mortgage loans held by us, we will bear the risk of loss of principal to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan. It may not be desirable, possible or economic for us to complete the securitization of any or all mortgage loans which we acquire or fund, in which case we will continue to hold the mortgage loans and bear the risks of borrower defaults and special hazard losses.

     Mortgage loans invested in by us will be secured by the properties and will also be a recourse obligation of the borrower. In the event of a default, we would be able to look to the borrower to make up any deficiency between the value of the collateral and the principal amount of the mortgage loan.

     It is expected that when we acquire mortgage loans, the sellers will represent and warrant to us that there has been no fraud or misrepresentation with respect to the origination of the mortgage loans and will agree to repurchase any loan with respect to which there is fraud or misrepresentation. There can be no assurance that we will be able to obtain the repurchase agreement from the sellers. Although we may have recourse to the sellers based on the sellers' representations and warranties to us, we will be at risk for loss to the extent the sellers do not perform their repurchase obligations.

     We may acquire mortgage loans from failed savings and loan associations or banks through United States government agencies such as the Resolution Trust Corporation or the Federal Deposit Insurance Corporation. These institutions do not provide the seller's typical representations against fraud and misrepresentation. We intend to acquire third party insurance, to the extent that it is available at a reasonable price, for such risks. In the event we are unable to acquire such insurance, we would be relying solely on the value of the collateral underlying the mortgage loans. Accordingly, we will be subject to a greater risk of loss on obligations purchased from these institutions.

     Since April, 1999, our growth in originating loans has been significant. In light of this growth, our historical financial performance may be of limited relevance in predicting future performance. Also, the loans we originate have been outstanding for a relatively short period of time. Consequently, our delinquency and loss experience to date may not be indicative of future results. It is unlikely we will be able to maintain delinquency and loan loss ratios at their present levels to the extent that our loan portfolio becomes more seasoned and are not resold by us.

TO THE EXTENT THAT WE ARE UNABLE TO MAINTAIN AN ADEQUATE WAREHOUSE LINE OF CREDIT, WE MAY HAVE TO CURTAIL LOAN ORIGINATION AND PURCHASING ACTIVITIES

     We rely significantly upon our access to warehouse credit facilities in order to fund new originations and purchases. We have a $1,000,000 warehouse line of credit with FirstPlus Bank and a $1,000,000 warehouse line of credit with First Collateral Services. We expect to be able to maintain its existing warehouse line of credit (or to obtain replacement or additional financing) as the current arrangements expire or become fully utilized; however, there can be no assurance that such financing will be obtainable on favorable terms, if at all. To the extent we are unable to maintain an adequate warehouse line of credit, we may have to curtail loan origination and purchasing activities, which could have a material adverse effect on our operations and financial condition.

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VARIATIONS IN MORTGAGE PREPAYMENTS MAY CAUSE CHANGES IN OUR NET CASH FLOWS

     Mortgage prepayment rates vary from time to time and may cause changes in the amount of our net cash flows. To the extent that prepayments occur, the yield on our mortgage loans would be affected as well as our net cash flows. Prepayments of adjustable-rate mortgage loans included in or underlying mortgage-backed securities generally increase when then-current mortgage interest rates fall below the interest rates on such adjustable-rate mortgage loans. Conversely, prepayments of such mortgage loans generally decrease when then-current mortgage interest rates exceed the interest rate on the mortgage loans included in or underlying such mortgage-backed securities. Prepayment experience also may be affected by the geographic location of the properties securing the mortgage loans included in or underlying mortgage-backed securities, the assumability of such mortgage loans, the ability of the borrower to convert to a fixed-rate loan, conditions in the housing and financial markets and general economic conditions.

OUR PORTFOLIO OF MORTGAGE LOANS MAY INCLUDE PRIVATELY ISSUED PASS-THROUGH CERTIFICATES WHICH ARE TYPICALLY NOT GUARANTEED BY THE UNITED STATES GOVERNMENT

     We may include privately issued pass-through certificates backed by pools of adjustable-rate single family and multi-family mortgage loans and other real estate-backed mortgage loans in its investment portfolio. Because principal and interest payments on privately issued pass-through certificates are typically not guaranteed by the United States government or an agency of the United States government, such securities generally are structured with one or more types of credit enhancement. Such forms of credit enhancement are structured to provide protection against risk of loss due to default on the underlying mortgage loan, or bankruptcy, fraud and special hazard losses, such as earthquakes. Typically, third parties insure against these types of losses, and we would be dependent upon the credit worthiness of the insurer for credit-rating, claims paying ability of the insurer and timeliness of reimbursement in the event of a default on the underlying obligations. Furthermore, the insurance coverage for various types of losses is limited in amount, and losses in excess of the limitation would be our responsibility.

     We may also purchase mortgage loans issued by GNMA, FNMA or FHLMC. Each of these entities provides guarantees against risk of loss for securities issued by it. In the case of GNMA, the timely payment of principal and interest on its certificates is guaranteed by the full faith and credit of the United States government. FNMA guarantees the scheduled payments of interest and principal and the full principal amount of any mortgage loan foreclosed or liquidated on its obligations. FHLMC guarantees the timely payment of interest and ultimate collection of principal on its obligations, while with respect to certificates issued by FNMA and FHLMC, payment of principal and interest of such certificates are guaranteed only by the respective entity and not by the full faith and credit of the United States government.

WE ARE DEPENDENT UPON INDEPENDENT MORTGAGE BROKERS AND OTHERS, NONE OF WHOM IS CONTRACTUALLY OBLIGATED TO DO BUSINESS WITH US

     We depend in part on independent mortgage brokers, financial institutions, realtors(R) and mortgage bankers for our originations and purchases of mortgage loans. Our competitors also seek to establish relationships with such independent mortgage brokers, financial institutions, realtors(R) and mortgage bankers, none of whom is contractually obligated to continue to do business with us. In addition, we expect the volume of wholesale loans that it originates and purchases to increase. Our future results may become more exposed to fluctuations in the volume and cost of its wholesale loans resulting from competition from other originators and purchasers of such loans, market conditions and other factors.

WE WILL HAVE LITTLE CONTROL OVER THE OPERATIONS OF THE PASS-THROUGH ENTITIES IN WHICH WE MAY PURCHASE INTERESTS

     If we purchase interests in various pass-through entities, it will itself be in the position of a "holder" of shares of such entities including, real estate investment trusts, other trusts or partnerships, or a holder of other types of pass-through interests. Therefore, we will be relying exclusively on the management capabilities of the general partners, managers and trustees of those entities for the management and investment decisions made on their behalf. In particular, except for voting rights on certain matters, we will have no control over the operations of the pass-through entities in which it purchases interests, including all matters relating to the operation, management, investment decisions, income and expenses of such entities, including decisions with respect to actions to be taken to collect amounts owed to such entities. If such managers, trustees or general partners take actions or make decisions which are adverse to a pass-through entity or us, it may not be cost-efficient for us to challenge such actions or decisions.

Moreover, we do not become a substituted owner of such interests, we will not have the right to vote on matters on which other interest owners in such entities have a right to vote or otherwise challenge management decisions. Finally, should any of such managers, trustees or general partners experience financial difficulties for any reason, the entities in which we invest could be adversely affected, thereby adversely affecting the value of our investments.

BORROWERS MAY NOT HAVE SUFFICIENT ASSETS TO PAY OFF THE BALLOON PAYMENTS AT MATURITY

     Mortgage loans, other than those representing mortgage loans on single-family residential, may represent "balloon" obligations, requiring no payments of principal over the term of the indebtedness with a "balloon" payment of all of the principal due at maturity. "Balloon" payments will probably require a sale or refinancing of properties at the time they are due. No assurance can be given that the borrowers will have sufficient assets to pay off the indebtedness when due, or that sufficient liquidity will be generated from the disposition or refinancing of the properties to enable the owner to pay the principal or interest due on such mortgage loans.

UPON FORECLOSURE OF A PROPERTY, WE MAY HAVE DIFFICULTY IN FINDING A PURCHASER OR MAY HAVE TO SELL THE PROPERTY AT A LOSS

     If a mortgaged property is not sold by the maturity date of the underlying mortgage loan, the borrower may have difficulty in paying the outstanding balance of such mortgage loan and may have to refinance the property. The borrower may also experience difficulty in refinancing the property if that becomes necessary due to unfavorable interest rates or the unavailability of credit.

     If any amounts under a mortgage loan are not paid when due, we may foreclose upon the property of the borrower. In the event of such a default which requires us to foreclose upon a property or otherwise pursue its remedies in order to protect the our investment, we will seek to obtain a purchaser for the property upon such terms as we deem reasonable. However, there can be no assurance that the amount realized upon any such sale of the underlying property will result in financial profit or prevent loss to us. In addition, because of potential adverse changes in the real estate market, locally or nationally, we may be forced to own and maintain the property for a period of time to protect the value of its investment. In that event, we may not be able to receive any cash flow from such mortgage loan and we would be required to pay such sums as may be necessary to maintain and manage the property.

WE MAY BE REQUIRED TO INVESTIGATE AND CLEAN UP HAZARDOUS OR TOXIC SUBSTANCES OF PROPERTIES SECURING LOANS THAT ARE IN DEFAULT

     We have not been required to perform any investigation or clean up activities, nor have we been subject to any environmental claims. There can be no assurance, however, that this will remain the case in the future.

     In the course of our business, we have acquired and may acquire in the future properties securing loans that are in default. Although we primarily lend to owners of residential properties, there is a risk that we could be required to investigate and clean up hazardous or toxic substances or chemical releases at such properties after acquisition, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, the owner or former owners of a contaminated site may be subject to common law claims by third pies based on damages and costs resulting from environmental contamination emanating from such property.

THE AMOUNT OF INTEREST CHARGED TO A BORROWER IS SUBJECT TO COMPLIANCE WITH STATE USURY LAWS

     The amount of interest payable by a borrower to us may exceed the rate of interest permitted under the California Usury Law and the usury laws of other states. Although we do not intend to make or invest in mortgage loans with usurious interest rates, there are uncertainties in determining the legality of interest rates. Such limitations, if applicable, may decrease the yield on our investments.

     With respect to the interest rate charged by us to borrowers in the State of California, we will be relying upon the exemption from its usury law which provides that loans that are made or arranged by a licensed real estate broker and which are secured by a lien on real property are exempt from the usury law. We intend to use licensed real estate brokers to arrange the mortgage loans so that no violation of the applicable usury law would take place. Additionally, if any employee or director of ours or our subsidiaries is a licensed real estate broker in the State of California, we may use such person to arrange all or a portion of the mortgage loans to qualify for the usury exemption.

     The consequences for failing to abide by the usury law include forfeiture of all interest payable on the loan, treble damages with respect to excessive interest actually paid, and criminal penalties. We believe that because of the applicable exemptions and the provisions of California Civil Code 1917.005 exempting lenders who originate loan transactions from the California usury laws, no violation of the California Usury Law will occur. We will attempt to rely on similar exemptions in other states if necessary but there is no guarantee that it will be able to do so. IF A BORROWER ENTERS BANKRUPTCY, AN AUTOMATIC STAY WILL PREVENT US OR ANY TRUSTEE FROM FORECLOSING ON THE PROPERTY SECURING SUCH BORROWER'S LOAN UNTIL RELIEF FROM THE STAY CAN BE SOUGHT.

     If a borrower enters bankruptcy, either voluntarily or involuntarily, an automatic stay of all proceedings against the borrower's property will issue. This stay will prevent the Company or any trustee from foreclosing on the property securing such borrower's loan until relief from the stay can be sought from the bankruptcy court. No guaranty can be given that the bankruptcy court will lift the stay, and significant legal fees and costs may be incurred in attempting to obtain such relief.

WE FACE COMPETITION IN THE ACQUISITION OF MORTGAGE LOANS FROM COMPETITORS HAVING GREATER FINANCIAL RESOURCES

     We will face intense competition in the origination, acquisition and liquidation of its mortgage loans. Such competition can be expected from banks, savings and loan associations and other entities, including REITs. Many of our competitors have greater financial resources than ours.

THE MARKET PRICE OF OUR COMMON STOCK MAY EXPERIENCE FLUCTUATION UNRELATED TO OPERATING PERFORMANCE, INCLUDING FUTURE PRIVATE OR PUBLIC OFFERINGS OF OUR CAPITAL STOCK

     The market price of our Common Stock may experience fluctuations that are unrelated to our operating performance. In particular, the price of the Common Stock may be affected by general market price movements as well as developments specifically related to the mortgage industry such as, among other things, interest rate movements. In addition, our operating income on a quarterly basis is significantly dependent upon the successful completion of our loan sales in the market, and our inability to complete these transactions in a particular quarter may have a material adverse impact on our results of operations for that quarter and could, therefore, negatively impact the price of the Common Stock.

     We may increase our capital by making additional private or public offerings of its Common Stock, securities convertible into its Common Stock, preferred stock or debt securities. The actual or perceived effect of such offerings, the timing of which cannot be predicted, may be the dilution of the book value or earnings per share of the Common Stock outstanding, which may result in the reduction of the market price of the Common Stock and affect our ability to access the capital markets.

BECAUSE OF INTENSE COMPETITION FOR SKILLED PERSONNEL, WE MAY NOT BE ABLE TO RECRUIT OR RETAIN NECESSARY PERSONNEL ON A COST-EFFECTIVE BASIS

     Our future success will depend in large part upon our ability to identify, hire, retain and motivate highly skilled employees. We plan to significantly increase the number of our marketing, sales, customer support and operations employees to effectively serve the evolving needs of our present and future customers. Competition for highly skilled employees in our industry is intense. In addition, employees may leave our company and subsequently compete against us. Our failure to attract and retain these qualified employees could significantly harm our business. The loss of the services of any of our qualified employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel could hinder the development and introduction of new and enhanced products and harm our ability to sell our products. Moreover, companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We may be subject to such claims in the future as we seek to hire qualified personnel, some of whom may currently be working for our competitors. Some of these claims may result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits.

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THE LOSS OF ANY OF OUR KEY PERSONNEL COULD SIGNIFICANTLY HARM OUR BUSINESS

     Our success depends to a significant degree upon the continuing contributions of our key management, technical, marketing and sales employees. The loss of the services of any key employee could significantly harm our business, financial condition and results of operations. There can be no assurance that we will be successful in retaining our key employees or that we can attract or retain additional skilled personnel as required. Failure to retain key personnel could significantly harm our business, financial condition and results of operations.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY MAY SIGNIFICANTLY HARM OUR BUSINESS

     Our future success and ability to compete is dependent, in part, on our proprietary technology. We rely on a combination of trade secret, copyright and trademark laws to establish and protect our proprietary rights. To date, we have relied primarily on proprietary processes and know-how to protect our intellectual property. We also generally enter into confidentiality agreements with our employees and consultants, strictly limit access to and distribution of our source code and further limit the disclosure and use of our other proprietary information. However, these agreements provide only limited protection of our intellectual property rights. In addition, we may not have signed agreements containing adequate protective provisions in every case, and the contractual provisions that are in place and the protection they provide may not provide us with adequate protection in all circumstances. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. Despite our efforts to protect our proprietary rights, existing trade secret, copyright and trademark laws afford us only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Others may attempt to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to prevent misappropriation of our technologies or to deter others from developing similar technologies. Further, policing the unauthorized use of our products is difficult. Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could significantly harm our business.

CLAIMS THAT WE INFRINGE THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS COULD RESULT IN SIGNIFICANT EXPENSES OR RESTRICTIONS ON OUR ABILITY TO SELL OUR PRODUCTS

     From time to time, other parties may assert patent, copyright, trademark and other intellectual property rights to technologies and in various jurisdictions that are important to our business. Any claims asserting that our products infringe or may infringe proprietary rights of third parties, if determined adversely to us, could significantly harm our business. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could significantly harm our business. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event a claim against us was successful and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign our products to avoid infringement, our business would be harmed.

ANY ACQUISITIONS THAT WE MAY UNDERTAKE COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE SHAREHOLDER VALUE AND SIGNIFICANTLY HARM OUR OPERATING RESULTS

     We expect to review opportunities to buy other businesses or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. While we have no current agreements or negotiations underway, we may buy businesses, products or technologies in the future. If we make any future acquisitions, we could issue stock that would dilute existing stockholders' percentage ownership, incur substantial debt or assume contingent liabilities. We have no experience in acquiring other businesses and technologies. Potential acquisitions also involve numerous risks, including:

-    problems assimilating the purchased operations, technologies or products;

-    unanticipated costs associated with the acquisition;

-    diversion of management's attention from our core business;

- adverse effects on existing business relationships with suppliers and customers;

- risks associated with entering markets in which we have no or limited prior experience; and

-    potential loss of the purchased organization's or our own key employees.

     We cannot assure you that we would be successful in overcoming problems encountered in connection with such acquisitions, and our inability to do so could significantly harm our business.

OUR HEADQUARTERS AND MANY OF OUR CUSTOMERS ARE LOCATED IN CALIFORNIA WHERE NATURAL DISASTERS MAY OCCUR

     Currently, our corporate headquarters, many of the borrowers for whom we provide mortgages are located in California. California historically has been vulnerable to natural disasters and other risks, such as earthquakes, fires and floods, which at times have disrupted the local economy and posed physical risks to our property. We presently do not have redundant, multiple site capacity in the event of a natural disaster. In the event of such a disaster, our business would suffer.

OUR EXECUTIVE OFFICERS, DIRECTORS, 5% OR GREATER STOCKHOLDERS AND ENTITIES AFFILIATED WITH THEM WILL CONTINUE TO OWN A LARGE PERCENTAGE OF OUR VOTING STOCK AFTER THIS OFFERING, WHICH WILL ALLOW THEM TO CONTROL SUBSTANTIALLY ALL MATTERS REQUIRING STOCKHOLDER APPROVAL

     Our executive officers, directors, 5% or greater stockholders and entities affiliated with them beneficially own in excess of 60% of our outstanding shares of common stock. These stockholders, acting together, are able to elect at least a majority of our board of directors and to control all other matters requiring approval by stockholders, including the approval of mergers or other business combination transactions, going private transactions and other extraordinary transactions, and the terms of any of these transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have an adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK IN THE PUBLIC MARKET AFTER THIS OFFERING MAY DEPRESS THE MARKET PRICE OF OUR STOCK

     Sales of substantial amounts of our common stock in the public market due to this offering, or the perception that substantial sales may be made could cause the market price of our common stock to decline. In addition to the adverse effect a price decline could have on holders of our common stock, such a decline would likely impede our ability to raise capital through the issuance of additional equity securities.

     Certain outstanding shares of our Common Stock presently outstanding are "restricted securities" and under certain circumstances may in the future be sold in compliance with Rule 144 or Rule 701 adopted under the Securities Act of 1933, as amended, or some other exemption from registration under the Securities Act of 1933. Future sales of those shares if sold under Rule 144, Rule 701 or other exemption could depress the market price of the Common Stock in the public market. However, there can be no assurance that Rule 144, Rule 701 or any other specific exemption may be available in the future.

CERTAIN "PENNY STOCK" REGULATIONS MAY APPLY TO OUR COMMON STOCK

     As of the date of the prospectus, our stock is considered so-called "penny stock." The so called "penny stock" low-priced securities regulations could affect the resale of our stock. These regulations require broker-dealers to disclose the risk associated with buying penny stocks and to disclose their compensation for selling the stock. They may have the effect of reducing the level of trading activity in the secondary market for the Common Stock.



FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN

     Some statements under the captions "The Company" and " "Risk Factors and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our industry, plans, objectives, expectations, intentions and assumptions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan,"
"believe," "seek," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, including those described in this "Risk
Factors" section, actual results may differ materially from those expressed or implied by these forward-looking statements. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Market data and forecasts used in this prospectus, have been obtained from independent industry sources. Although we believe these sources are reliable, we do not guarantee the accuracy and completeness of historical data obtained from these sources and we have not independently verified these data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size.

                                 USE OF PROCEEDS

     E-Net will not receive any of the proceeds form the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

     Our Shares to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with E-Net for employment and consulting services they provided to E-Net. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

     The table below sets forth with respect to the Selling Shareholders, based upon information available to us as of March 26, 2001, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.


                     Number of     Number of Shares     Number      Percentage of Shares
 Selling           Shares Owned      Registered By     Of Shares    Owned By Shareholders
Shareholders        Before Sale       Prospectus      To Be Sold        After Sale (1)
---------------    -------------      ----------      -----------   --------------------

Kevin Gadawski       270,000            175,000         175,000                0%
Securities
Compliance Control   400,000            300,000         300,000                0%
David Villarreal     275,000            175,000         175,000                0%
Jean Oliver           17,000             17,000          17,000                0%
Rick Jarnat           16,000             16,000          16,000                0%
David Griffith        75,000             25,000          25,000                0%
Brian Lebrecht       150,000            150,000         150,000                0%
Investors Advocate   170,000            170,000         170,000                0%

Totals:            1,373,000          1,028,000       1,028,000


                                       19

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus on one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. Such sales shall be compliance with all of the requirements of Rule 144. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

     The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares owned by them may be deemed to be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

     There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered. We will pay all expenses in connection with this offering and will not receive any proceeds from sale of any shares by the Selling Shareholders.


                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for us by Law Office of David M. Griffith, a Professional Corporation, our counsel. Mr. Griffith is the beneficial owner of 75,000 shares of our Common Stock.

                                     PART II

             INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT


ITEM 8. EXHIBITS.

4. 2000 Employee Stock Compensation Program, as amended.

4.4  Specimen Share Certificate

5. Opinion of the Law Office of David M. Griffith, a Professional Corporation, as to the validity of the securities registered hereunder.

23.1. Consent of the Law Office of David M. Griffith, a Professional Corporation (set forth in the opinion filed as Exhibit 5 to this Registration Statement).

23.2. Consent of McKennon Wilson & Morgan LLP.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of Costa Mesa, State of California on March 29, 2001.

                                            By:  /s/  VINCENT RINEHART
                                               ---------------------------------
                                                      VINCENT RINEHART
                                                      President and Chief
                                                      Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.



            SIGNATURE                   TITLE                          DATE
            ---------                   -----                          ----

   /s/ SCOTT PRESTA             Secretary and Director            March 29, 2001
-----------------------------
       SCOTT PRESTA


   /s/ VINCENT RINEHART         Chairman of the Board, President  March 29, 2001
-----------------------------   and Chief Executive Officer
       VINCENT RINEHART         (Principal Executive Officer)


   /s/ KEVIN GADAWSKI           (Independent Consultant)          March 29, 2001
-----------------------------   Acting Chief Financial
       KEVIN GADAWSKI           Officer

                                  EXHIBIT INDEX




EXHIBIT
NUMBER    DESCRIPTION

4.        2000 Employee Stock Compensation Program, as amended.

4.4       Specimen Share Certificate

5. Opinion of the Law Office of David M. Griffith, a Professional Corporation, as to the validity of the securities registered hereunder.

23.1. Consent of the Law Office of David M. Griffith, a Professional Corporation (set forth in the opinion filed as Exhibit 5 to this Registration Statement).

23.2.     Consent of McKennon Wilson & Morgan LLP


-----------------------------------